Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to The NASDAQ OMX Group, Inc. Employee Stock Purchase Plan of The NASDAQ OMX Group, Inc. of our reports dated February 18, 2010, with respect to the consolidated financial statements and schedule of The NASDAQ OMX Group, Inc. and the effectiveness of internal control over financial reporting of The NASDAQ OMX Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 23, 2010